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                                     [On Letterhead of The Chase Manhattan Bank]


                                                                     Exhibit 4.2



                               February 26, 1999



John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606

     Re:          Nuveen Unit Trusts, Series 34 consisting of:
               Nuveen--The Dow 5/SM/ Portfolio, March 1999;
             and Nuveen--The Dow 10/SM/ Portfolio, March 1999
                    ------------------------------------

Dear Sirs:

     The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trusts on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on February 26, 1999 in accordance with the valuation method set forth in the Standard
Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent.
We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-72489) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                     Very truly yours,

                                     /s/ Robert E. Lisk

                                     Assistant Treasurer
EFF:ps